PAGE 1
                                  Registration No. ______________

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, DC  20549


                                FORM S-8

                    REGISTRATION STATEMENT UNDER THE
                           SECURITIES ACT OF 1933



                         GENERAL SIGNAL CORPORATION
               (Name of registrant as specified in charter)
 New York                                         16-0445660
(State of Incorporation)                          (I.R.S.No.)


                  ONE HIGH RIDGE PARK, STAMFORD, CONNECTICUT  06904
                                     (203) 329-4100
                   (Address of Principal Executive Offices)


                            GENERAL SIGNAL CORPORATION
                            1996 STOCK INCENTIVE PLAN
                1992 GENERAL SIGNAL CORPORATION STOCK INCENTIVE PLAN 1989 GENERAL SIGNAL CORPORATION STOCK OPTION AND INCENTIVE PLAN
                1985 GENERAL SIGNAL CORPORATION STOCK OPTION PLAN


                              EDGAR J. SMITH, JR., ESQ.
                 Vice President, General Counsel and Secretary
                              GENERAL SIGNAL CORPORATION
                       One High Ridge Park, P.O. Box 10010
                             Stamford, Connecticut  06904
                                  (203) 329-4100
     (Name, address and telephone number of agent for service)


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                      CALCULATION OF REGISTRATION FEE*



                                                  Proposed
                                  Proposed        maximum
                       Amount     maximum         aggregate    Amount of
Title of Securities    to be      offering price  offering     registration
to be registered(1)    registered per share(3)    price(3)     fee(4)
                       (1)(2)

Common Stock,
$1 par value          2,400,000   $38.6875        $92,850,000  $32,017.24
                      shares

     (1) Also includes the associated Common Stock Purchase Rights.

     (2) The number of shares of Common Stock stated above is the aggregate number of such shares which may be issued on the exercise of options or the award of restricted stock, performance shares or performance units under the 1996 Stock Incentive Plan under this Registration Statement. The maximum number of shares which may be issued under any of the plans cannot presently be determined since adjustments in the number of shares may be made in the event of stock splits, stock dividends, or other changes in the corporate structure or shares of General Signal Corporation during the period any offering is in effect. Accordingly, this Registration Statement covers, in addition to the number of shares of Common Stock stated above, an indeterminate number of shares, which by reason of any of such event may become subject to issuance under any of the plans.

     (3) Estimated solely for the purpose of calculating the registration fee, computed pursuant to Rules 457 (c) and (h) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of a share of the Registrant's Common Stock, as reported on the New York Stock Exchange on May 28, 1996.

     (4) Pursuant to Rule 429 under the Securities Act of 1933, as amended, this Registration Statement also covers 1,588,449 shares of Common Stock, 641,814 shares of Common Stock and 239,620 shares of Common Stock previously registered under Registration Statement Nos. 33-47495, 33-27395 and 2-96297, as to which filing fees of $17,544.38, $6,105.00 and $7,425.00, respectively, were previously paid with such earlier Registration Statement.

                         ____________________

     This Registration Statement also serves as a Post-Effective Amendment to Registration Statement Nos. 33-47495, 33-27395 and 2-96297.

___________________________________________________________________
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               GENERAL SIGNAL CORPORATION 1996 STOCK INCENTIVE PLAN
              1992 GENERAL SIGNAL CORPORATION STOCK INCENTIVE PLAN
         1989 GENERAL SIGNAL CORPORATION STOCK OPTION AND INCENTIVE PLAN
                  1985 GENERAL SIGNAL CORPORATION STOCK OPTION PLAN


                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.           Incorporation of Documents by Reference


     The information listed below, which has been filed by the registrant with the Commission, is specifically incorporated herein by reference:


     (a) Annual Report on Form 10-K for the year ended December 31, 1995.

     (b) Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 of the Corporation and Current Reports on form 8-K filed on February 7, 1996 and April 30, 1996.


     All reports and other documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.


Item 4.           Description of Securities


     The authorized capital stock of the Corporation consists of 150,000,000 shares of Common Stock, par value $1.00 per share, and 10,000,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock"). The Board of Directors of the Corporation is empowered to cause shares of Preferred Stock to be issued in one or more series, with the number of shares in each series and the rights, preferences and limitations of each series determined by it. As of the date of this Prospectus, no shares of the Preferred Stock of the Corporation were outstanding.

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     Subject to any limitations prescribed in connection with the issuance of any outstanding shares of Preferred Stock, dividends as determined by the Board of Directors of the Corporation may be declared and paid on the Common Stock from time to time out of any funds legally available therefor. The holders of Common Stock are entitled to one vote per share and do not have cumulative voting rights or preemptive rights. The Corporation's Common
Stock is not subject to further calls and all of the outstanding shares of Common Stock are fully paid and non-assessable.

     On February 1, 1996, the Board of Directors declared a dividend distribution of one Common Stock Purchase Right (the "Right") for each share of Common Stock outstanding on March 21, 1996. Shares issued subsequent to March 21 automatically receive these Rights. The Rights expire on March 21, 2006, unless redeemed or exchanged earlier by the Corporation. Each Right entitles its registered holder to purchase from the Corporation one share of Common Stock at a price of $150 per Share, subject to adjustment to prevent dilution.

     The Rights are not exercisable and cannot be transferred separately from the Common Stock until: 1) a person or group publicly announces the acquisition of, or obtains the right to acquire, 20% or more of the outstanding shares of the Corporation's Common Stock; or 2) a tender or exchange offer is announced or commenced which would result in such an acquisition. Within 10 days after such a 20% interest has actually been obtained, the Corporation is entitled to redeem all of the Rights at a price of $0.01 per Right.

     If certain triggering events occur, and unless the Rights are redeemed by the Corporation, the Rights holder is entitled to receive for $150 per Right the number of shares of General Signal's or an acquiring corporation's common stock having a market value of $300, subject to adjustment to prevent dilution. This provision does not apply to Rights that are beneficially owned by the acquirer. These triggering events are: 1) the Corporation is acquired in a merger or other business combination transaction; 2) 50% or more of its assets or earnings power are sold or transferred; 3) an acquirer engages in one of a number of self-dealing transactions specified in the Rights Agreement; or 4) an acquirer becomes the beneficial owner of 20% or more of the Corporation's outstanding shares of Common Stock.

     The Transfer Agent and Registrar for the Common Stock is First Chicago Trust Company of New York.

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     Item 5.  Interests of Named Experts and Counsel

     Not Applicable.

     Item 6.  Indemnification of Directors and Officers

     Article V, Section 1 of the By-Laws of the Corporation reads as follows:

     "SECTION 1: Except to the extent expressly prohibited by the New York Business Corporation Law, the Corporation shall indemnify each person made or threatened to be made a party to any action or proceeding, whether civil or criminal and whether by or in the right of the Corporation or otherwise, by reason of the fact that such person or such person's testator or intestate is or was a director or officer of the Corporation or serves or served at the request of the Corporation any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity while he or she was such a director or officer (hereinafter referred to as `Indemnified Person'), against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred in connection with such action or proceeding, or any appeal therein, provided that no such indemnification shall be made if a judgment or other final adjudication adverse to such Indemnified Person establishes that either (a) his or her acts were committed in bad faith, or were the result of active and deliberate dishonesty, and were material to the cause of action so adjudicated, or (b) that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

     The Corporation shall advance or promptly reimburse upon request any Indemnified Person for all expenses, including attorneys' fees, reasonably incurred in defending any action or proceeding in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if such Indemnified Person is ultimately found not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced or reimbursed exceed the amount to which such Indemnified Person is entitled.

     Nothing herein shall limit or affect any right of any Indemnified Person otherwise than hereunder to indemnification or expenses, including attorneys' fees, under any statute, rule, regulation, certificate of incorporation, by-law, insurance policy, contract or otherwise.

     Anything in these by-laws to the contrary notwithstanding, no elimination of this by-law, and no amendment of this by-law adversely affecting the right of any Indemnified Person to indemnification or advancement of expenses hereunder shall be effective until the 60th day following notice to such Indemnified Person of such action, and no elimination of or amendment to this by-law shall thereafter deprive any Indemnified Person of his or her rights hereunder arising out of alleged or actual occurrences, acts or failures to act prior to such 60th day.

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     The Corporation shall not, except by elimination or amendment of this by-law in a manner consistent with the preceding paragraph, take any corporate action or enter into any agreement which prohibits, or otherwise limits the rights of any Indemnified Person to, indemnification in accordance with the provisions of this by-law. The indemnification of any Indemnified Person provided by this by-law shall be deemed to be a contract between the Corporation and each Indemnified Person and shall continue after such Indemnified Person has ceased to be a director or officer of the Corporation and shall inure to the benefit of such Indemnified Person's heirs, executors, administrators and legal representatives. If the Corporation fails timely to make any payment pursuant to the indemnification and advancement or reimbursement of expenses provisions of this Article V and an Indemnified Person commences an action or proceeding to recover such payment, the Corporation in addition shall advance or reimburse such Indemnified Person for the legal fees and other expenses of such action or proceeding.

     The Corporation is authorized to enter into agreements with any of its directors or officers extending rights to indemnification and advancement of expenses to such Indemnified Person to the fullest extent permitted by applicable law, but the failure to enter into any such agreement shall not affect or limit the rights of such Indemnified Person pursuant to this by-law, it being expressly recognized hereby that all directors or officers of the Corporation, by serving as such after the adoption hereof, are acting in reliance hereon and that the Corporation is estopped to contend otherwise. Persons who are not directors or officers of the Corporation shall be similarly indemnified and entitled to advancement or reimbursement of expenses to the extent authorized at any time by the Board of Directors.

     In case any provision in this by-law shall be determined at any time to be unenforceable in any respect, the other provisions shall not in any way be affected or impaired thereby, and the affected provision shall be given the fullest possible enforcement in the circumstances, it being the intention of the Corporation to afford indemnification and advancement of expenses to its directors or officers, acting in such capacities or in the other capacities mentioned herein, to the fullest extent permitted by law whether arising from alleged or actual occurrences, acts or failures to act occurring before or after the adoption of this Article V.

     For purposes of this by-law, the Corporation shall be deemed to have requested an Indemnified Person to serve an employee benefit plan where the performance by such Indemnified Person of his or her duties to the Corporation also imposes duties on, or otherwise involves services by, such Indemnified Person to the plan or participants or beneficiaries of the plan, and excise taxes assessed on an Indemnified Person with respect to an employee benefit plan pursuant to applicable law shall be considered indemnifiable fines. For purposes of this by-law, the term `Corporation' shall include any legal successor to the Corporation, including any corporation which acquires all or substantially all of the assets of the Corporation in one or more transactions."

     The Corporation also has entered into individual contracts with all its directors, Chief Financial Officer and General Counsel providing for indemnification similar to the indemnification provisions in the By-laws.
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     Sections 721 through 726 of the New York Business Corporation Law contain provisions for indemnification by the Corporation, under certain circumstances, of officers and directors of the Corporation for certain liabilities which may be incurred by them in their capacities as such.

     The Corporation has purchased insurance to indemnify the Corporation and all of its directors, officers and certain other employees who hold management positions in the Corporation and its operating divisions and subsidiaries for those liabilities in respect of which such indemnification insurance is permitted under the laws of the State of New York.

     The Corporation has additionally purchased insurance, as an extension of the foregoing policy, covering any directors, officers, and full-time salaried employees who are or shall be in breach of any fiduciary duty imposed by the Employee Retirement Income Security Act of 1974 upon fiduciaries as defined under that Act.

     The Corporation's Certificate of Incorporation provides that a director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of duty as a director unless the director's acts or omissions (a) were in bad faith, (b) involved intentional misconduct or a knowing violation of law, (c) resulted in the director deriving an improper personal benefit, or (d) resulted in the paying of a dividend, the approval of a stock repurchase, the distribution of corporate assets upon dissolution, or the making of a loan to a director in violation of Section 719 of the New York Business Corporation Law.


     Item 7.  Exemption from Registration Claimed


     Not applicable.


     Item 8.  Exhibits


     The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.


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     Item 9.  Undertakings


     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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          PAGE 9

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
                              SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, and the State of Connecticut on this 4th day of June, 1996.


                                      GENERAL SIGNAL CORPORATION


                                      By: /s/  Edgar J. Smith, Jr.
                                      Vice President, General Counsel
                                      and Secretary



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     Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                  Title                          Date



Michael D. Lockhart*     Chairman and Director           June 4,1996
                         (Principal Executive Officer)


Terence D. Martin*         Executive Vice
                           President-                    June 4, 1996
                           and Chief Financial Officer
                          (Principal Financial Officer)

Terry J. Mortimer*         Vice President and
                           Controller                     June 4, 1996
                           (Principal Accounting Officer)

Ralph E. Bailey*           Director                       June 4, 1996

H. Kent Bowen              Director                       June 4, 1996

Van C. Campbell*           Director                       June 4, 1996

Ursula F. Fairbairn        Director                       June 4, 1996

Ronald E. Ferguson*        Director                       June 4, 1996

John P. Horgan*            Director                       June 4, 1996

Roland W. Schmitt*         Director                       June 4, 1996

John R. Selby*             Director                       June 4, 1996



*By  /s/  (Edgar J. Smith, Jr., Attorney-in-fact)
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           PAGE 11

                          INDEX TO EXHIBITS

                       GENERAL SIGNAL CORPORATION
           EXHIBITS TO REGISTRATION STATEMENT ON FORM S-8


Exhibit No.          Description

4.1*                 Restated Certificate of Incorporation of General
                     Signal Corporation, as amended through April
				 21,1994 (Exhibit 3.1 of the registrant's 1994
                     Form 10-K filed March 21, 1995).

4.2* By-laws of General Signal Corporation, as amended through February 1, 1996. (Exhibit 3.2 of the registrant's 1995 Form 10-K filed March 21,1996)

4.3* Rights Agreement, dated as of February 1, 1996, between General Signal Corporation and First Chicago Trust Company of New York, as Rights Agent. (Exhibit 4 of the Registrant's Form 8-A filed February 7, 1996).

4.4                  General Signal Corporation's 1996 Stock Incentive
                     Plan (filed herewith).

4.5* General Signal Corporation's 1992 Stock Incentive Plan as amended and restated July 7, 1993
                     (Exhibit 10.6 of the registrant's 1993 Form
                     10-K filed March 21, 1994).

4.6* General Signal Corporation's 1989 Stock Option and Incentive Plan as amended July 7, 1993
                     (Exhibit 10.7 of the registrant's 1993 Form 10-K filed March 21, 1994).

4.7 * General Signal Corporation's 1985 Stock Option Plan, as amended and restated July 7, 1993, (Exhibit 10.8 of the registrant's 1993 Form 10-K filed March 21, 1994).

4.8* Form of Agreement used in regard to grant of options under General Signal Corporation's 1985 Stock Option Plan. (Exhibit 15.5 to Post-Effective Amendment No. 5 to R.S. No. 2-96297).
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4.9*                 Forms of Agreement used in regard to grant of options
                     under General Signal Corporation's 1989 Stock Option and Incentive Plan (Exhibit 15.5 to Post-Effective Amendment No. 1 to R.S. No. 33-27395).

4.10* Form of Agreement used in regard to grant of restricted stock under General Signal Corporation's 1989 Stock Option and Incentive Plan (Exhibit 4.10 to R.S.
                    No. 33-47495).

4.11 Form of Agreement used in regard to grant of restricted stock under General Signal Corporation's 1992 Stock Incentive Plan (filed herewith).

4.12 Form of Agreement used in regard to grant of options under General Signal Corporation's 1992 Stock Incentive Plan (filed herewith).

5.1                 Opinion of Cahill Gordon & Reindel. (filed herewith)
                    (See also Exhibits 5.1* to R.S.'s and Post-Effective Amendments to R.S.'s Nos.33-47495, 33-27395 and 2-96297).

23.1                Consent of Ernst & Young LLP (filed herewith).

23.2 * Consent of Cahill Gordon & Reindel (See Exhibit 5.1 hereto).

24.1*              Powers of Attorney (Exhibit 25.1 to R.S. No. 33-46613).

24.2* Power of Attorney (Exhibit 24.2 to Post-Effective Amendment No. 1 to R.S. No. 33-46613).

24.3               Powers of Attorney  H. Kent Bowen and Ursula F. Fairbairn
                   (filed herewith).


 * Incorporated by reference to a previous Registration Statement
("R.S."), Post- Effective Amendment,  Form 10-K or Form 10-Q.